New Jersey Mining Exercises Option, Consolidates Ownership of the Golden Chest Mine

COEUR D'ALENE, Idaho, December 4, 2015 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) announced today that it has exercised its Option to Purchase with Marathon Gold Corporation (TSX:MOZ) (“Marathon”) and now owns a 100-percent interest in the Golden Chest Mine near Murray, Idaho.

The parties agreed to accelerate completion of the transaction, with NJMC rendering total payments of $180,000 to Marathon for its 52.12-percent interest in Golden Chest LLC, a $20,000 discount to the previously announced terms. Marathon retains a 2-percent net smelter return (NSR) royalty on production from the Golden Chest property, as well as from an adjacent Area of Interest.

NJMC President John Swallow stated, “With this transaction, we have completed the entire purchase well ahead of schedule and are now focused on next steps at the Golden Chest.”

In September 2013, the Skookum Shoot portion of the Golden Chest Mine was leased to Juniper Resources LLC (“Juniper”) which, through its affiliate companies, spent approximately US$7 to US$9-million to develop a state-of-the-art gold mine that began producing ore in late-2014. In September 2015, Juniper ceased mining operations and terminated its lease, forfeiting the remaining mineralized material and mine infrastructure. NJMC processed Golden Chest ore at its New Jersey Mill during the Juniper Lease, earning cash from milling fees and its share of a 2-percent NSR royalty on gold production.

NJMC has initiated a scoping study at the Golden Chest to assess the production readiness of near-mine mineralization, including areas that were included in the Juniper mine plan but were not mined, as well as other accessible, drill-tested areas. NJMC intends to use resulting information to develop a small-scale mining plan, with a production target of 2,000 to 3,000 tons of ore per month.  All future ore production would be processed at the New Jersey Mill.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho where it built and is majority-owner and operator of a fully-permitted, recently upgraded, 360-tonne per day flotation mill and concentrate leach plant. The Company is also 100-percent owner of the Golden Chest Mine, an historic lode gold producer that was recently expanded, modernized, and operated by a world-class lessee. Ownership of a mine and mill provide NJMC shareholders solid value and excellent leverage to higher gold prices and exploration success. The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that different portions of the mineral deposit respond differently to processing, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814